Exhibit 99.2

Mountain Lake Acquisition Corp. II Announces Closing of Upsized $360 Million Initial Public Offering

Incline Village, NV, Jan. 28, 2026 (GLOBE NEWSWIRE) -- Mountain Lake Acquisition Corp. II (the “Company”), a newly organized special purpose acquisition company formed as a Cayman Islands exempted company and led by Chief Executive Officer, Paul Grinberg and Chief Financial Officer, Douglas Horlick, today announced the closing of its upsized initial public offering of 36,000,000 units, which includes 4,680,000 units issued pursuant to the partial exercise by the underwriters of their over-allotment option, at an offering price of $10.00 per unit, resulting in gross proceeds of $360,000,000.

The units began trading on the Global Market tier of the Nasdaq Stock Market (“Nasdaq”) under the ticker symbol “MLAAU” on January 27, 2026. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at $11.50 per share. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, the ordinary shares and the warrants are expected to be traded on Nasdaq under the symbols “MLAA” and “MLAAW,” respectively.

BTIG, LLC is acting as sole book-running manager for the offering.

A registration statement relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 26, 2026. The offering was made only by means of a prospectus copies of which may be obtained from: BTIG, LLC, 65 East 55th Street, New York, New York 10022, or by email at ProspectusDelivery@btig.com, or by accessing the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Mountain Lake Acquisition Corp. II

Mountain Lake Acquisition Corp. II is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this prospectus as our initial business combination.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Douglas Horlick

930 Tahoe Blvd STE 802 PMB 45

Incline Village, NV 89451

Email: doug@mountainlakeacquisition.com